AMERICAN CONSUMERS, INC
                           NET INCOME PER COMMON SHARE

                                   EXHIBIT 11

                                                        THIRTEEN WEEKS ENDED
                                                     September 1,  September 2,
                                                         2001          2000
                                                     ------------  ------------

Net income (loss) for computing income (loss)
  per common share                                     $ (43,049)   $  3,200
                                                       =========    ========


Weighted average number of common shares
  outstanding during each period                         827,131     835,618
                                                       =========    ========


Net income(loss) per common share                      $  (0.062)   $  0.004
                                                       =========    ========